Exhibit 99.1

SOLO CUP ELECTS STEPHEN MACADAM

TO BOARD OF DIRECTORS

Board Also Forms Audit and Compensation Committees

HIGHLAND PARK, Ill., February 9, 2007 — Solo Cup Company (the “Company”), a leading provider of disposable foodservice products, today announced the election of Stephen E. Macadam to its Board of Directors. Macadam replaces Jack M. Feder on the 11 member board.

Mr. Macadam, 46, is the chief executive officer of BlueLinx Holdings Inc. (NYSE:BXC), a leading distributor of building products in North America. Mr. Macadam has been a member of the Board of Directors of BlueLinx since June 2004. Prior to joining BlueLinx as CEO in 2005, he served as president and CEO of Consolidated Container Company, LLC beginning in August 2001. He also held executive positions at Georgia-Pacific Corporation from March 1998 until August 2001, including executive vice president, pulp and paperboard and senior vice president, containerboard and packaging. Mr. Macadam held positions of increasing responsibility with McKinsey and Company, Inc. from 1988 until 1998 and began his career with E.I. DuPont de Nemours.

The Company also announced the formation of an Audit Committee and a Compensation Committee of the Board of Directors. The Audit Committee will assist the Board in fulfilling its oversight responsibilities which include reviewing the Company’s financial reporting process, its system of internal controls, the audit process and the process of monitoring compliance with laws and regulations. Audit Committee members appointed by the Board are Norman W. Alpert (Chair), Peter W. Calamari and Mr. Macadam. The Compensation Committee will have responsibility for reviewing the Company’s employee benefit plans, the compensation of the Company’s executives and preparing reports for issuance in the Company’s public securities filings. Compensation Committee members appointed by the Board are Jeffrey W. Long (Chair), Kevin A. Mundt and Daniel S. O’Connell.

Solo Cup Company is a $2.4 billion company exclusively focused on the manufacture of disposable foodservice products for the consumer/retail, foodservice and international markets. Solo Cup has broad expertise in paper, plastic, and foam disposables and creates brand name products under the Solo, Sweetheart, Fonda, and Hoffmaster names. The Company was established in 1936 and has a global presence with facilities in Asia, Canada, Europe, Mexico, Panama and the United States. To learn more about the Company, visit www.solocup.com.

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Media Contact:	Analyst Contact:
Angie Chaplin, 312-577-1753	Richard Ryan, 847-579-3603
achaplin@digcommunications.com	richard.ryan@solocup.com